Exhibit 10.1

Sirona Holdings Luxco S.C.A.

Société en commandite par actions

Registered office:

412F, route d’Esch

L-1030 Luxembourg

R.C.S. B 109399

4 May 2009

Sirona Dental Services GmbH

Fabrikstrasse 31

64625 Bensheim

Germany

Re:	Renewal of that certain Advisory Services Agreement made and entered into as of 1 October 2005.

Reference is made to that certain Advisory Services Agreement (as amended, the “Services Agreement”) made and entered into as of 1 October 2005 by and between Sirona Dental Services GmbH, a corporation organized under the laws of Germany (the “Company”) and Sirona Holdings Luxco S.C.A., a société en commandite par actions organized under the laws of the Grand Duchy of Luxembourg (“Advisor”) by which Advisor provides the Company certain services as set forth in the Services Agreement. A fully executed copy of the Services Agreement is attached hereto as Exhibit A.

The Company and Advisor desire to renew the term of the Services Agreement for a one year period beginning on 1 October 2008 and for each one year period thereafter. The Company and Advisor hereby agree that, effective as of 1 October 2008, the Services Agreement is renewed for a term of one year from such date and that such term will automatically, without the need for further action by the parties, renew thereafter for successive one year renewal terms; provided that either party may terminate the Services Agreement as of the end of any one year renewal term by providing written notice to the other party no less than sixty (60) days before the end of such one year renewal term of such party’s desire to terminate the Services Agreement effective as of the end of such renewal term. The Services Agreement is in full force and effect and with the same effect as if the renewal evidenced hereby had been entered into prior to 1 October 2008.

In addition, the Company desires to assign all of its interest in and to the Services Agreement to Sirona Dental Systems, Inc., a Delaware corporation (“Sirona Inc.”), effective as of the date hereof, all in accordance with the terms and conditions set forth in that certain Assignment and Assumption Agreement (the “Assignment and Assumption Agreement”) by and among the Company, Advisor and Sirona Inc., dated as of the date hereof, and Advisor agrees to such assignment and assumption. A fully executed copy of the Assignment and Assumption Agreement is attached hereto as Exhibit B. The parties acknowledge that as of 1 October 2008, Sirona Inc. has been the beneficiary of the services provided under the Services Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this letter agreement as of the date first written above.

SIRONA HOLDINGS LUXCO S.C.A.
BY SIRONA HOLDINGS S.A. ITS SOLE MANAGER

By:	/s/ Nicholas W. Alexos
Name:	Nicholas W. Alexos
Its:	“A” Director

By:	/s/ Michel E. Raffoul
Name:	Michel E. Raffoul
Its:	“B” Director

SIRONA DENTAL SERVICES GMBH

By:	/s/ Tom Redlich
Name:	Tom Redlich
Its:	General Counsel Europe / Asia Pacific

ACKNOWLEDGED

as of this 4th day of May 2009:

SIRONA DENTAL SYSTEMS, INC.

By:	/s/ Jonathan Friedman
Name:	Jonathan Friedman
Its:	General Counsel and Secretary

EXHIBIT A

ADVISORY SERVICES AGREEMENT

This Advisory Services Agreement (this “Agreement”) is made and entered into as of 1 October 2005 by and between Blitz F04-506 GmbH (to be known as: Sirona Dental Services GmbH), a corporation organized under the laws of Germany (the “Company”), and Sirona Holdings Luxco S.C.A., a société en commandite par actions organized under the laws of the Grand Duchy of Luxembourg (the “Advisor”).

This Agreement records a prior verbal agreement of the parties hereto and shall become effective on 1 October 2005 (the “Effective Date”).

WHEREAS, funds represented by MDP IV Offshore GP, LP (the “Sponsor”) have made an investment in the Advisor and have entered into a securityholders agreement with the Advisor and other securityholders dated as of 30 June 2005, as may be amended from time to time (the “Securityholders Agreement”);

WHEREAS, representatives of the Sponsor sit on the board of managers of the Advisor and these and other individuals to whom the Company has access have expertise in the areas of strategy, investment, monitoring and other matters relating to the Company and its business;

WHEREAS, the Advisor is willing to render certain services to the Company, its Subsidiaries and Affiliates (each a “Beneficiary Affiliate” and, together, the “Beneficiary Affiliates”);

WHEREAS, the Company desires to retain the Advisor, and the Advisor desires to be retained, to provide the services described herein to the Company and to each of its Beneficiary Affiliates;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1. Appointment. The Company hereby engages the Advisor to provide the services described in Section 3 hereof for the term of this Agreement on the terms and subject to the conditions of this Agreement.

2. Term. This Agreement shall be in effect for an initial term commencing on the Effective Date and ending on the third anniversary of the Effective Date. The initial term may be extended thereafter on a year to year basis upon agreement of the parties. Notwithstanding the above, this Agreement may be terminated unilaterally by one party following a willful material breach of this Agreement by the counterparty which is not cured within thirty (30) days of receipt of a written notice from the party requiring cure. The Company’s obligations pursuant to Section 4 and Section 7 hereof shall survive any termination of this Agreement.

3. Services. The Advisor and the Company or its Beneficiary Affiliates shall agree upon the Advisory Services to be performed. Such services may include, without limitation, advice, analysis and assistance in the following areas:

(a) the structure, terms, conditions and other provisions, distribution and timing of debt offerings by the Company and its Beneficiary Affiliates and advice regarding relationships with lenders and bankers;

(b) financing sources and options;

(c) business development; and

(d) other services for the Company and its Beneficiary Affiliates upon which the Company and the Advisor agree,

(all of the foregoing collectively, the “Advisory Services”).

Legal and accountancy services will not be provided by the Advisor. The Advisory Services provided shall be evidenced by documentation recording details of the performance of the Advisory Services to be agreed upon between the Company and the Advisor or its Beneficiary Affiliates, such documentation to include by way of example: details of the date, time, location, type of service and individual performing the Advisory Services.

4. Advisory Fees.

(a) Payment. Annually on the first Business Day after 1 October during the term of this Agreement, the Company shall pay to the Advisor (or, at the Advisor’s request, its designee(s)), in cash or other immediately available funds by wire transfer to accounts designated by the Advisor, an aggregate amount equal to three hundred twenty-five thousand euro (€325,000) (the “Advisory Fees”) (including out-of-pocket expenses incurred by the Advisor Group in rendering the Advisory Services), plus VAT in each case where it is applicable, with all such Advisory Fees and VAT being in respect of the preceding accounting period. For the avoidance of doubt, the first such payment shall be made on the first Business Day after 1 October 2006, for the Advisory Services rendered from the Effective Date to 30 September 2006. Upon termination of this Agreement, the Company shall pay the Advisor a pro-rata Advisory Fee (based upon the annual fee) with respect to the time elapsed since the end of the previous accounting period, along with any other Accrued Advisory Fees (as defined below), plus VAT if applicable, incurred in connection with Advisory Services rendered but not yet paid for.

(b) Non-Payment. To the extent the Company is prohibited from paying any portion of the Advisory Fees pursuant to the terms of the Credit Agreements or any other agreement or indenture governing indebtedness of the Company or any member of the Sirona Group, the non-payment of such portion shall not constitute a default and such portion shall be paid to the Advisor immediately upon such date as such payment is no longer prohibited pursuant to such agreement or indenture, to the extent permitted by such agreement or indenture (the “Accrued Advisory Fees”).

(c) Recharge of Fees. The Advisor acknowledges that the Company may recharge to one or more of its Beneficiary Affiliates such proportion of the Advisory Fees (and related expenses) as relates to the benefit (if any) provided to such Person by the relevant Advisory Services and the Advisor shall, if requested, provide the Company and such Beneficiary Affiliates with such evidence as they may reasonably request of such services provided. The Company, regardless of whether or not it recharges any part of the Advisory Fees any of its Beneficiary Affiliates, shall be liable for the full amount of such Advisory Fees.

5. Personnel. The Advisor shall be free to secure the services of such persons as it deems appropriate to the furnishing of the services required hereunder; provided, however, that no minimum number of hours is required to be devoted by any individual on a weekly, monthly, annual or other basis. The Company acknowledges, on behalf of itself and its Beneficiary Affiliates, that the Advisor’s services (and those of any relevant individual) are not exclusive to the Company and its Beneficiary Affiliates and that the Advisor may render similar services to other persons and entities.

6. Liability. Neither the Advisor, nor any Person with whom the Advisor subcontracts for the purposes of fulfilling its obligations hereunder, nor their respective Affiliates, partners (both general and limited), members (both managing and otherwise), employees, agents and representatives (collectively, the “Advisor Group”) shall be liable to any of the Company or its Beneficial Affiliates for any loss, liability, damage or expense (collectively, “Loss”) arising out of or in connection with the performance of services contemplated by this Agreement, except to the extent that such Losses arise out of, relate to, or result directly or indirectly from the gross negligence or willful misconduct of one or more members of the Advisor Group. The Advisor makes no representations or warranties, express or implied, in respect of the services to be provided by the Advisor Group. Except as the Advisor may otherwise agree in writing after the date hereof: (a) each member of the Advisor Group shall have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly (i) engage in the same or similar business activities or lines of business as the Company and its Beneficiary Affiliates or (ii) do business with any client or customer of the Company and its Beneficiary Affiliates; (b) no member of the Advisor Group shall be liable to the Company and its Beneficiary Affiliates for breach of any duty (contractual or otherwise) by reason of any such activities or of such member’s participation therein; and (c) in the event that any member of the Advisor Group acquires knowledge of a potential transaction or matter that may be a corporate opportunity for any of the Company and its Beneficiary Affiliates, on the one hand, and an Advisor, on the other hand, or any other Person, no member of the Advisor Group shall have any duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company and its Beneficiary Affiliates, and, notwithstanding any provision of this Agreement to the contrary, no member of the Advisor Group shall be liable to the Company and its Beneficiary Affiliates for breach of any duty (contractual or otherwise) by reason of the fact that any member of the Advisor Group directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another Person, or does not present such opportunity to the Company and its Beneficiary Affiliates. Subject to the above, no member of the Advisor Group shall be liable to any of the Company or its Beneficiary Affiliates for any indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, or in respect of any liabilities relating to any third party claims (whether based in contract, tort or otherwise) other than for the Claims (as defined in Section 7 below) relating to the services which may be provided by the Advisor hereunder.

7. Indemnity. The Company and its Beneficiary Affiliates shall jointly and severally defend, indemnify and hold harmless each member of the Advisor Group from and against any and all Losses arising from any claim by any Person with respect, or in any way related, to this Agreement (including attorneys’ fees) (collectively, “Claims”) resulting from any act or omission of any member of the Advisor Group, except to the extent that such Losses arise out of, relate to, or result directly or indirectly from the gross negligence or willful misconduct of one or more members of the Advisor Group. The Company and its Beneficiary Affiliates shall jointly and severally defend at their own cost and expense any and all suits or actions (just or unjust) which may be brought against any of the Company or its Beneficiary Affiliates and any member of the Advisor Group or in which any member of the Advisor Group may be impleaded with others upon any Claims, or upon any matter, directly or indirectly, related to or arising out of this Agreement or the performance hereof by the Advisor Group.

8. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability shall not effect the validity, legality, or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality, or enforceability of any provision in any other jurisdiction. Instead, this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein.

9. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally to the recipient, (b) when telecopied to the recipient (with hard copy sent to the recipient by internationally reputable overnight courier service (charges prepaid) that same day) if telecopied before 5:00 p.m., local time in the jurisdiction of recipient on a Business Day, and otherwise on the next Business Day, or (c) two (2) Business Days after being sent to the recipient by internationally reputable overnight courier service (charges prepaid). Such notices, demands and other communications shall be sent to the parties hereto at the addresses set forth below.

To the Company:

Blitz F04-506 GmbH

(to be known as: Sirona Dental Services GmbH)

Fabrikstrasse 31

64625 Bensheim Germany

Attention: Simone Blank

To the Advisor:

Sirona Holdings Luxco S.C.A.

10, rue Henri M. Schnadt

L-2530 Luxembourg

Attention: Alain Peigneux

with a copy, which shall not constitute notice, to:

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago

Illinois 60601-6636

United States of America

Telephone: +1 312 861 2000

Facsimile: +1 312 861 2200

Attention: Sanford E. Perl

10. Certain Definitions. For purposes of this Agreement:

(a) “Accrued Advisory Fees” has the meaning set forth in Section 4;

(b) “Advisor” has the meaning set forth in the preamble;

(c) “Advisor Group” has the meaning set forth in Section 6;

(d) “Advisory Fee” and “Advisory Fees” have the meaning set forth in Section 4;

(e) “Advisory Services” has the meaning set forth in Section 4;

(f) “Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract, or otherwise;

(g) “Agreement” has the meaning set forth in the preamble;

(h) “Beneficiary Affiliate” and “Beneficiary Affiliates” have the meanings set forth in the preamble;

(i) “Business Day” means any day from Monday to Friday (inclusive) other than public bank holidays during normal working hours in New York, New York, United States of America, London, England or Frankfurt, Germany;

(j) “Claims” has the meaning set forth in Section 7;

(k) “Company” has the meaning set forth in the preamble;

(l) “Control” shall mean in respect of a Person, the power directly or indirectly to manage or govern such Person, or to appoint the managing and governing bodies of such Person, or a majority of the members thereof if they decide collectively, whether through the ownership of voting securities, by contract or otherwise (in such respect, a limited partnership shall be deemed to be Controlled by its general partner);

(m) “Credit Agreements” means, collectively, those senior and/or mezzanine credit finance agreements (and related intercreditor agreements) entered into by certain members of the Sirona Group on 29 April 2005, as amended and restated, and as the same may be amended or novated or refinanced from time to time;

(n) “Effective Date” has the meaning set forth in the preamble;

(o) “LCIA” has the meaning set forth in Section 19;

(p) “Loss” has the meaning set forth in Section 6;

(q) “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(r) “Rules” has the meaning set forth in Section 19;

(s) “Sirona Group” means the Company and its Subsidiaries from time to time;

(t) “Subsidiary” or “Subsidiaries” means, with respect to any Person, any or all other Person(s) of which a majority of the total voting power of shares or other equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or Controlled, directly or indirectly, by such Person or one or more of its other Subsidiaries or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or Control such entity;

(u) “Term” has the meaning set forth in Section 2; and

(v) “VAT” means any value added, sales, turnover, consumption or similar tax of any jurisdiction.

11. Accuracy of Information. The Company shall furnish to the Advisor (or the relevant member of the Advisor Group) such information as the Company believes reasonably appropriate to their advisory and consulting services hereunder (all such information so furnished, the “Information”). The Advisor recognizes and confirms that any such Person (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the Advisory Services contemplated by this Agreement without having independently verified the same, (b) does not assume responsibility for the accuracy or completeness of the Information and such other information and (c) is entitled to rely upon the Information without independent verification.

12. Assignment. No party may assign any obligations hereunder to any other entity without the prior written consent of the other parties (which consent shall not be unreasonably withheld); provided that the Advisor may, without the consent of the Company, assign any of its rights and obligations under this Agreement to any of its Affiliates or to any of its affiliated investment funds, whereupon, in each case, the assignor nevertheless shall remain liable for the performance of its obligations hereunder.

13. Amendment and Waiver. Except as otherwise provided herein, no modification, amendment, or waiver of any provision of this Agreement shall be effective against any party hereto unless such modification, amendment, or waiver has been approved in writing by such party. No course of dealing or the failure of any party to enforce any of the provisions of this Agreement shall in any way operate as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

14. Successors. This Agreement and all the obligations and benefits hereunder shall bind and inure to the benefit of and be enforceable by the parties hereto and the respective successors and assigns of each of them.

15. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.

16. Remedies. Any person having rights under any provision of this Agreement shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor.

17. Entire Agreement. Except as otherwise expressly set forth herein, this Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

18. Governing Law. All issues concerning this Agreement shall be governed by and construed in accordance with the laws of the Grand Duchy of Luxembourg, without giving effect to any choice of law or conflict of law provision or rule (whether of Luxembourg or any other jurisdiction) that would cause the application of the law of any jurisdiction other than Luxembourg.

19. Dispute Resolution. Any controversy or claim arising out of or relating to this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in accordance with the Rules (the “Rules”) of the LCIA International Arbitration (“LCIA”), which Rules are deemed to be incorporated by reference into this clause, except as expressly modified by this Section 19.

(a)	There shall be one (1) arbitrator. The selection of the arbitrator shall be by agreement between the parties. If, however, the parties are unable to agree on the selection of the arbitrator within thirty (30) days after the commencement of the arbitration, then the selection of the arbitrator shall be made by the LCIA.

(b)	The place of the arbitration shall be London, England.

(c)	The language of the arbitration shall be English.

(d)	The arbitrator shall have the authority to award all forms of relief determined to be just and equitable; provided that the arbitrator shall have no authority to award punitive or exemplary damages, or any other monetary damages not measured by the prevailing party’s actual damages.

(e)	Any arbitral award rendered pursuant to this provision shall be final and binding on the parties and may be enforced in any court of competent jurisdiction.

Before an arbitration pursuant to this provision has been convened, any party may seek from any court of competent jurisdiction interim or provisional relief. Such interim or provisional relief may subsequently be vacated, continued or modified by the arbitrator on the application of any party.

20. Business Days. If any time period for giving notice or taking action hereunder expires on a day other than a Business Day, the time period shall automatically be extended to the Business Day immediately following such day.

21. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

22. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

*     *     *     *     *

IN WITNESS WHEREOF, the parties hereto have executed this Advisory Services Agreement as of the date first written above.

SIRONA HOLDINGS LUXCO S.C.A.

By:	/s/ Nicholas W. Alexos
“A” Director

By:	/s/ Catherine Koch
“B” Director

BLITZ F04-506 GMBH

By:	/s/ Jost Fischer /s/ Simone Blank

EXHIBIT B

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made as of May 4, 2009, by and among Sirona Holdings Luxco S.C.A., a société en commandite par actions organized under the laws of the Grand Duchy of Luxembourg (“Advisor”), Sirona Dental Systems, Inc., a Delaware corporation (“Sirona Inc.”) and Sirona Dental Services GmbH, a corporation organized under the laws of Germany (“Sirona GmbH”). Terms used herein and not otherwise defined shall have the meanings given to them in the Services Agreement (as defined below).

RECITALS:

WHEREAS, Sirona GmbH and Advisor are parties to that certain Advisory Services Agreement (as amended and modified, the “Services Agreement”), dated as of October 1, 2005, by which Advisor provides Sirona GmbH certain services on the terms and conditions set forth in the Services Agreement;

WHEREAS, Sirona GmbH and Advisor renewed the Services Agreement for a term of one year beginning as of October 1, 2008;

WHEREAS, Sirona GmbH desires to assign all of its right, title and interest in and to the Services Agreement to Sirona Inc. and Sirona Inc. desires to accept the same from Sirona GmbH; and

WHEREAS, Advisor desires to continue to provide to Sirona Inc. those services provided to Sirona GmbH under the Services Agreement on the terms and conditions set forth therein.

NOW THEREFORE, in consideration of the mutual covenants and promises set forth in this Agreement and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby expressly acknowledged, the parties hereto agree as follows:

1. Assignment and Assumption. Sirona GmbH hereby assigns, transfers, conveys and delivers unto Sirona Inc. all of its right, title and interest in and to the Services Agreement and Sirona Inc. hereby accepts the aforesaid assignment and assumes all of Sirona GmbH’s obligations and liabilities under the Services Agreement. Advisor hereby agrees to such assignment and assumption. From and after the date hereof, the Services Agreement shall be solely between Sirona Inc. and Advisor and Sirona GmbH shall not have any rights or obligations under the Services Agreement and shall no longer be a party thereto.

2. Amendment; Full Force and Effect. The parties hereto agree that the Services Agreement is amended such that the term the “Company” shall mean Sirona Inc. and its permitted successors and assigns. The Services Agreement, as modified by this Agreement, remains in full force and effect.

3. Miscellaneous.

(a) Binding Agreement; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(b) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

(c) Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word “including” shall mean “including without limitation”.

(d) Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

(e) Entire Agreement. This Agreement, together with the Services Agreement as amended and modified hereby contain the entire agreement between the parties and supersedes any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way. In the event any conflict between the terms and provisions of this Agreement and the terms and provisions of the Services Agreement, the terms and provisions of this Agreement shall govern.

(f) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

(g) Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(h) Delivery by Facsimile. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto shall raise the use of a facsimile machine to deliver a signature or the fact that any signature was transmitted or communicated through the use of a facsimile machine as a defense to the formation of an agreement and each such party forever waives any such defense.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be duly and properly executed as of the date and year first above written.

SIRONA HOLDINGS LUXCO S.C.A.
BY SIRONA HOLDINGS S.A. ITS SOLE MANAGER

By:	/s/ Nicholas W. Alexos
Name:	Nicholas W. Alexos
Its:	“A” Director

By:	/s/ Michel E. Raffoul
Name:	Michel E. Raffoul
Its:	“B” Director

SIRONA DENTAL SYSTEMS, INC.

By:	/s/ Jonathan Friedman
Name:	Jonathan Friedman
Its:	General Counsel and Secretary

SIRONA DENTAL SERVICES GMBH

By:	/s/ Tom Redlich
Name:	Tom Redlich
Its:	General Counsel Europe / Asia Pacific